SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of
                  the Securities Exchange Act of 1934

                          (Amendment No.   )

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                     BANYAN STRATEGIC REALTY TRUST
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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August 4, 1998



Dear Shareholder:

As you know, Banyan Strategic Realty Trust's annual meeting of shareholders was convened on July 23, 1998. We are pleased to report that eight proposals presented to the shareholders for approval, including a proposal to remove a requirement that the Trust be terminated in March, 2001, were approved. Proposal Number Five, however, has not yet received sufficient votes to pass. This proposal seeks approval to authorize the issuance of preferred shares. Since we believe that the adoption of this proposal will increase our financing options, the meeting was adjourned to August 4, 1998, and today was adjourned to August 12, 1998, to permit additional time to solicit approval of that proposal.

We need your help in achieving our objectives. Please mark the box "FOR" Proposal Number Five on the enclosed proxy card. Since the vote has been finalized on the other proposals, no vote is necessary on those matters. Your prompt response regarding Proposal Number Five will be greatly appreciated.

Sincerely,

BANYAN STRATEGIC REALTY TRUST



Leonard G. Levine
President